Exhibit 10.31

TRIPATH IMAGING, INC.

DIRECTOR COMPENSATION

On January 26, 2006, the Compensation Committee approved a director compensation package for non-management directors who beneficially own less than 3% of the Company’s outstanding common stock, to be effective January 1, 2006. The chairs of the Company’s Compensation Committee and Nominating and Governance Committee will each receive an annual fee of $5,000, payable quarterly, for service as committee chair. The chair of the Company’s Audit Committee will receive an annual fee of $8,000, payable quarterly, for service as committee chair. The lead independent director of the Company will receive an annual fee of $25,000 for service as such. Non-management directors will each receive $18,000 per year for service as a director, payable quarterly, plus a per board meeting fee of $2,500 and a per committee meeting fee of $1,000, plus reimbursement of reasonable expenses incurred in connection with attending or otherwise participating in meetings of the directors and committees of the board.

Non-management directors who beneficially own less than 3% of the Company’s outstanding common stock receive compensation for their service on the board pursuant to the Company’s 1997 Director Stock Option Plan.